UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 29, 2012

CEREPLAST, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-34689	91-2154289
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 N. Continental, Suite 100, El Segundo California 90245

(Address of principal executive offices) (Zip Code)

310-615-1900

(Registrant’s telephone number, including area code)

Copies to:

Gregory Sichenzia, Esq.

Marcelle S. Balcombe, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Flr

New York, New York 10006

Phone: (212) 930-9700

Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Effective June 29, 2012, Cereplast, Inc. (the “Company”) and Compass Horizon Funding Company, LLC (“Horizon”) entered into an amendment (the “Amendment”) to the Venture Loan and Security Agreement (the “Loan Agreement”) entered into by both parties on December 21, 2010. Pursuant to the Amendment, the Maturity Date within the Loan Agreement was changed to the earlier to occur of (i) August 1, 2014, or (ii) the date of acceleration of a Loan following an event of default or the date of prepayment of the Loan. In addition, the definition of Scheduled Payments was amended. The definition of Events of Default was expanded to include the failure to pay certain late fees and amendment fees, which were agreed upon among the parties.

In connection with the Amendment, the Company issued a warrant to Horizon representing the right to purchase 225,000 shares of the Company’s common stock at an exercise price of $0.01 per share. In addition, the Company issued a restated and amended warrant to purchase 140,000 shares of the Company’s common stock at an exercise price of $0.26.

The foregoing is only a brief description of the Amendment and does not purport to be a complete description of the rights and obligations of the parties thereunder and such description is qualified in its entirety by reference to the Exhibit.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 is incorporate by reference.

Item 9.01	Financial Statements and Exhibits.

(d) The following exhibits are filed with this report:

Exhibit Number	Description

10.1	First Amendment of Venture Loan and Security Agreement dated as May 1, 2012

10.2	Amended and Restated Secured Promissory Note (Loan A)

10.3	Amended and Restated Secured Promissory Note (Loan B)

10.4	Amended and Restated Common Stock Purchase Warrant

10.5	Common Stock Purchase Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 5, 2012

CEREPLAST, INC.

/s/ Frederic Scheer
Frederic Scheer
Chief Executive Officer